Exhibit 99.3

EMAIL SUBJECT: Airspan is Going Public!

Dear Airspan Team,

Great news! We are excited to announce we plan to go public and list our stock on the NYSE American stock exchange. This milestone will be accomplished through a merger with and into an already publicly traded special purpose acquisition company (SPAC), New Beginnings Acquisition Corp. (“NBA”) (NYSE American: NBA). You can read the news release we just distributed externally here: www.airspan.com/news/.

We will continue to operate under the Airspan name and there will be no substantive changes to our team or how we do business. Airspan will become a public company when the deal is complete, expected to trade on the NYSE American stock exchange under the new ticker symbol “MIMO”. The boards of directors of both Airspan and NBA have unanimously approved the proposed transaction, which is expected to be completed in the third quarter of 2021.

We Operate at Scale: 1,000+ Customers in More than 100 Countries

There is still work to be done to close this transaction. But once the merger is approved, it will deliver significant financial resources to accelerate our strategic growth plans, and substantially enhance our balance sheet.

●	With the proceeds we are raising from this transaction, we will have additional capital to accelerate our mission to lead the industry into widespread adoption of our products and into the 5G Industrial Revolution.

●	As you know, the industry is moving fast to adopt 5G technology. That means a strong focus on disruptive versatile virtual architectures, as networks transition to reliance on cloud-based software elements, to speed new services to market. There is also a clear recognition that Systems Based companies developing radio elements will be the best path to leveraging the power of MIMO, whether it is from the 3GPP world or the IEEE world. Massive MIMO is a key strength of Airspan – take note of the new stock symbol!

●	We have a great opportunity to expand our company with our strong portfolio of high-quality 5G, Open RAN, CBRS, 4G, Fixed Wireless Access, Mimosa products by Airspan, and Private Network products and solutions – while getting ready with emerging frequency solutions. For example, the full 3.3 to 4.3 GHz band is now in the spotlight, as well as the recent $80B C Block auction in the US.

Strict Guidelines around Publicity

As we enter this new chapter, there are some rules we need to follow. The US Securities and Exchange Commission (SEC) has strict guidelines around publicity. To avoid delays or any other repercussions the SEC might impose if we do not adhere to these rules, we must avoid speaking publicly about this process and our business metrics and financials. Airspan employees are limited to providing data that is only publicly released by Airspan. Accordingly, I ask that you please refrain from making any statements about our company or this event publicly.

●	The only exception is to share our company-approved, public materials, like our news release or Airspan corporate social media content, without additional statements or opinions. This last point is very important.

●	It’s understandable you would want to share your excitement about the news, but avoid engaging with comments or sharing details that relate to specifics of the deal, or company performance. Also please do not speculate about the announcement and what it might mean, especially prior to the transaction being approved and completed.

Inquiries from the Media

With this in mind, this is a good time to remind you that only our Communications team should interact with journalists, bloggers and industry analysts. If you are contacted by the media, please immediately refer her/him to Howie Waterman, hwaterman@airspan.com, 917-359-5505, and Paul Wakefield, pwakefield@airspan.com, 011 44 7774 622615.

If someone asks you about the process of going public or company fundamentals, the best response is to simply say, “We’re really proud and excited. Due to federal regulations, I can’t speak to that, but I would be happy to connect you with the appropriate team members.” Understanding that communications are highly regulated through this process, please know we will continue to share updates with you as we have more to report.

In addition, until the disclosure documents relating to the transaction are filed with the SEC, you should not transact in NBA stock.

It is an exciting time for all of us at Airspan and I want to take this moment to thank everyone for your continued hard work, dedication, partnership and support toward helping us achieve our company vision and business objectives. We look forward to working with you in this next phase of our business evolution, as we continue to deliver our superior connectivity solutions to fuel the global 5G network transformation.

We will host a joint investor conference call with NBA to discuss the proposed transaction this morning at 8 AM EST. To access the conference call, please visit https://www.nbaspac.com, or call 1-844-512-2921 (toll/international 1-412-317-6671) and enter passcode 1143845.

Best,

Eric (electronic signature)

DISCLAIMERS

Additional Information and Where to Find It

NBA intends to file with the SEC a proxy statement / prospectus on Form S-4 relating to the proposed business combination (the “Proposed Transaction”), which will be mailed to its stockholders once definitive. This Presentation does not contain all the information that should be considered concerning the Proposed Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. NBA’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and the amendments thereto and the proxy statement / prospectus and other documents filed in connection with the Proposed Transaction, as these materials will contain important information about Airspan, NBA and the Proposed Transaction. When available, the proxy statement / prospectus and other relevant materials for the Proposed Transaction will be mailed to stockholders of NBA as of a record date to be established for voting on the Proposed Transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement / prospectus, the definitive proxy statement / prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: New Beginnings Acquisition Corp., 800 1st Street, Unit 1, Miami Beach, FL 33139, USA.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

NBA and its directors and executive officers may be deemed participants in the solicitation of proxies from NBA’s stockholders with respect to the Proposed Transaction. A list of the names of those directors and executive officers and a description of their interests in NBA is contained in NBA’s Registration Statement on Form S-1, as filed on September 21, 2020, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to New Beginnings Acquisition Corp., 800 1st Street, Unit 1, Miami Beach, FL 33139, USA. Additional information regarding the interests of such participants will be contained in the proxy statement / prospectus for the Proposed Transaction when available.

Airspan and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of NBA in connection with the Proposed Transaction. A list of the names of such directors and executive officers and information regarding their interests in the Proposed Transaction will be included in the proxy statement / prospectus for the Proposed Transaction when available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Airspan’s industry and market sizes, future opportunities for NBA, Airspan and the combined company, NBA’s and Airspan’s estimated future results and the Proposed Transaction, including the implied enterprise value, the expected transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the Proposed Transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in NBA’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of NBA’s securities; (ii) the risk that the transaction may not be completed by NBA’s Business Combination deadline and the potential failure to obtain an extension of the Business Combination deadline if sought by NBA; (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including the adoption of the business combination agreement by the stockholders of NBA and Airspan, the satisfaction of the minimum trust account amount following redemptions by NBA’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third party valuation in determining whether or not to pursue the Proposed Transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the impact of COVID-19 on Airspan’s business and/or the ability of the parties to complete the Proposed Transaction; (vii) the effect of the announcement or pendency of the transaction on Airspan’s business relationships, performance and business generally; (viii) risks that the Proposed Transaction disrupts current plans and operations of Airspan; (ix) the outcome of any legal proceedings that may be instituted against Airspan or NBA related to the business combination agreement or the Proposed Transaction; (x) the ability to maintain the listing of NBA’s securities on the NYSE American; (xi) the price of NBA’s and the post-combination company’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which Airspan operates, variations in performance across competitors, changes in laws and regulations affecting Airspan’s business and changes in the combined capital structure; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction, and identify and realize additional opportunities; (xiii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Airspan operates; (xiv) the risk that Airspan and its current and future collaborators are unable to successfully develop and commercialize Airspan’s products or services, or experience significant delays in doing so; (xv) the risk that the post-combination company may not achieve or sustain profitability; (xvi) the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations; (xviii) the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; (xix) the risk that the rollout and utilization of 5G technology will not provide the expected benefits; (xx) the risk that Airspan is unable to secure or protect its intellectual property; and (xxi) the risk that the post-combination company’s securities will not be approved for listing on the NYSE American or if approved, maintain the listing.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about NBA and Airspan or the date of such information in the case of information from persons other than NBA or Airspan, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Airspan’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.